Exhibit 99.1

News Release

Investor Contacts:	James Gentile
Vice President, Investor Relations

Jenny Yee
Corporate Access Specialist

Phone:	704-731-1527

Email:	investor.relations@enproindustries.com

EnPro Industries, Inc. 5605 Carnegie Boulevard Charlotte, North Carolina 28209 www.enproindustries.com

Enpro Elects Ron Keating to Board of Directors

CHARLOTTE, NC – February 21, 2023 – EnPro Industries, Inc. (NYSE: NPO), a leading industrial technology company, has elected Ron Keating to its Board of Directors.

Mr. Keating is currently the President and Chief Executive Officer of Evoqua Water Technologies (NYSE: AQUA), a role he has held since the company’s founding in 2014. At Evoqua, he and his team established the company’s purpose and culture, implemented significant operational and commercial improvements, and successfully integrated 20 acquisitions while expanding the company’s global operations and setting purposeful sustainability goals. In November 2017, Mr. Keating led Evoqua through a successful initial public offering, following which the company continued to perform well. In January 2023, Xylem (NYSE: XYL) announced its agreement to acquire Evoqua at an enterprise value of $7.5 billion in an all-stock transaction, which it expects to close in mid-2023.

“We are pleased to welcome Ron to the Enpro Board,” said David Hauser, Chairman of Enpro. “In his 30-year career, he has a demonstrated track record of leadership and a variety of strategic and operational successes. He drove profitable growth in diverse end markets in each of his leadership roles with a firm commitment to sustainability and diversity. Ron’s senior executive leadership capabilities will benefit Enpro greatly as we execute the company’s conscientious long-term growth strategy.”

Prior to his successful tenure at Evoqua, Mr. Keating served as Chairman, President and Chief Executive Officer of Contech Engineered Solutions, an infrastructure site solution provider. He has held various leadership roles of increasing responsibility at Kennametal Inc. and Ingersoll Rand Inc. He also served on the Board of Directors at US Ecology for five years until Republic Services acquired it in 2022. Mr. Keating received his MBA from the Kellogg School of Management at Northwestern University and received a B.S. in Industrial Distribution from Texas A&M University.

Mr. Keating’s election to the board of directors will be effective immediately following Enpro’s filing of its 2022 Form 10-K with the SEC, which is expected to occur later this month. Mr. Keating will replace Bernard Burns, an Enpro board member since December 2011, who will retire at that time to facilitate Mr. Keating’s election to the board, as the board is currently at the maximum size permitted by Enpro’s charter. Mr. Burns had an accomplished tenure as an Enpro director, including serving as chairman of the board’s Audit and Risk Management Committee, during a time of successful change and portfolio optimization.

“We would like to thank Bernard for his many years of service to Enpro,” said David Hauser, Chairman of Enpro. “We will miss Bernard and his insight, wisdom and passion for our company and our people.”

About Enpro
Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, photonics, industrial process, aerospace, food and pharma and life sciences. Enpro is listed on the New York Stock Exchange under the symbol “NPO”. For more information about Enpro, visit the company’s website at http://www.enproindustries.com.

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